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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)(1)

                                  eGames, Inc.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   775810-10-4
                         ------------------------------
                                 (CUSIP Number)

                                December 22, 1998
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13a-l(b)

                           |X|      Rule 13d-1(c)

                           |_|      Rule 13a-l (d)




--------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 775810-10-4                    13G                   Page 2 of 6 Pages
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   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

                                  John E. Baer

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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


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   3       SEC USE ONLY


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   4       CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           -0-
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           -0-

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           -0-

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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           -0-
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                           0.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





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CUSIP No. 775810-10-4                    13G                   Page 3 of 6 Pages
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Item 1(a).        Name of Issuer:

                  eGames, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2000 Cabot Boulevard, Suite 110
                  Langhorne, PA 19047


Item 2(a).        Name of Person Filing:

                  John E. Baer


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  BearWare Software Publishing
                  44 East Court Street, 2nd Floor
                  Doylestown, PA 18901


Item 2(c).        Citizenship:

                  United States of America


Item 2(d).        Title of Class of Securities:

                  Common Stock


Item 2(e).        CUSIP Number:

                  775810-10-4


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) |_| Broker or dealer registered under Section 15 of the Exchange
                 Act;

         (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) |_| Investment company registered under Section 8 of the Investment Company Act;


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CUSIP No. 775810-10-4                    13G                   Page 4 of 6 Pages
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         (e) |_| An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


Item 4.  Ownership.

         (a), (b), and (c). John E. Baer sold 505,000 shares of the issuer's common stock between December 18, 1998 and February 17, 1999. As of the date of the filing of this Schedule 13G, Mr. Baer beneficially owned zero (0) shares of common stock of the issuer, which represented 0.0% of the class. Mr. Baer had sole power to vote or direct the vote and sole power to dispose or to direct the disposition of such shares. Mr. Baer ceased to be a beneficial owner of five percent of the common stock of the issuer on or about December 22, 1998.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.



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CUSIP No. 775810-10-4                    13G                   Page 5 of 6 Pages
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Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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CUSIP No. 775810-10-4                    13G                   Page 6 of 6 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                            September 8, 1999
                                            -------------------------------
                                            (Date)



                                            /s/ John E. Baer
                                            -------------------------------
                                            (Signature)



                                            John E. Baer
                                            -------------------------------
                                            (Name/Title)